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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 12/Amendment No. 29 to the Registration Statement No. 333-70659/811-08223 of MetLife of CT Fund BD IV for Variable Annuities, (formerly The Travelers Fund BD IV for Variable Annuities) on Form N-4 of our report dated March 22, 2006, relating to MetLife of CT Fund BD IV for Variable Annuities, and our report dated March 29, 2006, relating to MetLife Life and Annuity Company of Connecticut, (formerly The Travelers Life and Annuity Company) (the "Company")(which report expresses an unqualified opinion and includes an explanatory paragraph referring to the acquisition of the Company by MetLife Inc. on July 1, 2005 and the application of the purchase method of accounting to the assets and liabilities of the Company as required by the U.S. Securities and Exchange Commission Staff Accounting Bulletin 5.J., Push Down Basis of Accounting Required in Certain Limited Circumstances and such assets and liabilities were measured at their fair values as of the acquisition date in conformity with Statement of Financial Accounting Standards No.141, Business Combinations) and consolidated financial statement schedules, appearing in the Statement of Additional Information, which is part of such Registration Statement. We also consent to the reference to us under the heading "Independent Registered Public Accounting Firm" appearing in the Statement of Additional Information, which is a part of such Registration Statement.


/s/ DELOITTE & TOUCHE LLP
Certified Public Accountants

Tampa, Florida
October 23, 2006